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                                                                   Exhibit 99.1





                              CONTACT:    Gregory Benson
                                          American Pad & Paper Co.
                                          (972) 733-5421
          FOR IMMEDIATE RELEASE
          ---------------------
                                          Robert P. Jones/Stacy Lipschitz
                                          Stan Froelich - Press
                                          Morgen-Walke Associates
                                          (212) 850-5600


                         AMERICAN PAD AND PAPER COMPANY
                 COMMENTS ON ESTIMATED FOURTH QUARTER EARNINGS

           -ANNOUNCES THAT GREGORY BENSON WILL SERVE AS INTERIM CFO-


DALLAS, Texas, December 17, 1997 -- Based on preliminary estimates, American Pad & Paper Company (NYSE:AGP) said today that it expects to report a net loss per share of approximately $0.46 - $0.50 for the fourth quarter ended December 31, 1997 and a corresponding net loss per share of approximately $0.06 - $0.10 for the full year.

         Fourth quarter results will be negatively impacted by the recording of accounting charges aggregating approximately $11.6 million (after-tax), including a $5.9 million (after-tax) charge to increase the Company's LIFO reserve to reflect the anticipated impact of the three paper price increases that were implemented during 1997. Other charges relate to adjustments to the Company's cost of goods sold and assumed effective tax rate. In addition, the Company has experienced lower than expected gross margin levels in the fourth quarter, due primarily to a delay in the implementation of price increases by the Company, changes in product mix and an increase in the percentage of promotional sales.

         The Company also announced that Gregory M. Benson, who served as the Company's Chief Financial Officer from 1992 through 1996, has agreed at the request of the Board, to resume that position on an interim basis until a replacement is named for Kevin McAleer, who resigned on October 31, 1997. Mr. Benson will continue to serve as a member of the Board of Directors.
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        "We believe that the recent margin pressure will be alleviated somewhat as the impact of the Company's December 1997 price increase takes hold," said Charles G. Hanson III, Chairman and Chief Executive Officer. "In an effort to return margins to their appropriate levels, the Company has formulated a strategy that includes price increases on additional products, which are expected to be implemented in the first quarter of 1998."

         Mr. Hanson continued, "We are extremely pleased that Mr. Benson has agreed to resume the role of Chief Financial Officer. Mr. Benson's unique experience in managing the Company's growth during his prior tenure will be critical to the Company's performance during this period."

         American Pad & Paper Co., which invented the legal pad in 1888, is a leading manufacturer and marketer of paper-based office products in North America. In its 21 U.S. facilities, the Company manufactures and distributes writing pads, file folders, machine papers, envelopes and other office products. Name brands include: Ampad, Century, Embassy, Gold Fibre, Huxley, Karolton, Kent, Peel & Seel, SCM, Williamhouse and World Fibre.

         This release contains forward-looking statements relating to future financial results. Actual results may differ as a result of factors over which the Company has no control, including the strength of domestic and foreign economies, sales declines or slower than anticipated sales growth, price and product competition and increases in raw material costs. Additional information which could affect the Company's financial results is included in the Company's prospectus on file with the Securities and Exchange Commission.

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